Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of the 3rd day of September, 2009 (the “Effective Date”) by and between Christopher J. Davino (the “Executive”) and Premier Exhibitions, Inc., a Florida corporation (the “Company”).
Recitals
     WHEREAS, the Executive presently serves as interim President and Chief Executive Officer of the Company pursuant to an employment agreement with the Company effective as of January 28, 2009 (the “Prior Agreement”);
     WHEREAS, the Executive presently serves on the Board of Directors of the Company (the “Board”);
     WHEREAS, the Executive and the Company wish to provide for the continued employment of the Executive on the terms and conditions set forth herein; and
     WHEREAS, effective as of the date hereof, the Executive and the Company intend that the Prior Agreement shall cease to be of any force or effect, except with respect to amounts that are due and owing to the Executive under the Prior Agreement.
Agreement
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
     1. Employment.
          (a) The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of the third anniversary thereof or the Date of Termination (as defined in Section 4(g) below) (the “Employment Period”).
          (b) This Agreement sets forth the terms and conditions of the Executive’s employment by the Company, represents the entire agreement of the parties with respect to that subject, and except as otherwise provided herein supersedes all prior understandings and agreements with respect to that subject.
          (c) The Executive hereby acknowledges and agrees that this Agreement is intended to and does replace the Prior Agreement and that the Prior Agreement is cancelled, terminated and of no further force and effect as of the Effective Date except as set otherwise forth herein and provided further that Section 5 entitled “Indemnification; Insurance” shall survive the Prior Agreement’s termination; provided, however, that (i) any salary or bonus earned under Sections 2(a) and (b) of the Prior Agreement through and including the day immediately prior to the Effective Date that has not been paid by the Company as of the Effective Date shall be paid to the Executive within 10 days after the Effective Date and all rights and remedies relating thereto under the Prior Agreement shall be available to Executive thereunder until such amounts to be paid are actually paid, and (ii) the Executive’s business expenses incurred through and including the day immediately prior to the Effective Date that are reimbursable pursuant to Section 3(a) of the Prior Agreement and have not been reimbursed by the Company as of the Effective Date, shall be paid to the Executive on the later of (x) 10 days after the Effective Date, or (y) 10 days after the Company receives an invoice and proper documentation from the Executive for such expenses; provided that the Executive shall have submitted an invoice and proper documentation for such expenses to the Company no later than February 1, 2010.
     2. Position and Duties.
          (a) Duties. The Executive shall be employed by the Company as President and Chief Executive Officer, and the Executive shall continue to serve on the Board, subject to re-election by the shareholders of the Company. The Executive shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly and lawfully required by the Board. The Executive shall report directly to the Board.
          (b) Engaging in Other Employment. During the Employment Period, the Executive shall devote substantially all of his business time, energies and talents to serving as President and Chief Executive Officer of the Company, and shall perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Board, and in accordance with the policies, rules and decisions adopted from time to time by the Company, its Board and any employing affiliates. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 11, to (i) serve on civic or charitable boards, (ii) with the consent of the Board, which consent shall not be unreasonably withheld or denied, serve on no more than three corporate boards unrelated to the Company (and retain all compensation in whatever form for such service), it being understood that the Executive’s service on corporate boards described on Exhibit A hereto is hereby approved as of the Effective Date, (iii) deliver lectures or fulfill speaking engagements, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of the Executive’s responsibilities as set forth in Section 2(a) of this Agreement or the Executive’s fiduciary duties to the Company.
          (c) Location. The Executive’s principal office shall be at the principal executive offices of the Company in Atlanta, Georgia, located at 3340 Peachtree Road, Suite 2250, Atlanta, Georgia 30326; provided that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement. The Executive shall be provided use of adequate office space and secretarial support at the Company’s principal executive offices during the Employment Period.

          (d) Board Service. During the Employment Period, the Company shall use its best efforts to cause the Executive to be nominated for re-election to the Board.
          (e) Affiliates. The Executive agrees to serve, without additional compensation, as an officer and director of each of the Company’s wholly-owned affiliates as of the date hereof, as determined by the Board, provided that such service is covered by Sections 8 and 9 of this Agreement.
     3. Compensation.
          (a) Base Salary. During the Employment Period, the Company shall pay the Executive an annualized base salary (“Annual Base Salary”) at a rate of $290,000, payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than bi-weekly installments). During the Employment Period, the Annual Base Salary shall be reviewed by the Board or a committee thereof, for increase only, at such time as the salaries of other senior executives of the Company are reviewed generally. If so adjusted, the Annual Base Salary shall be adjusted for all purposes of this Agreement.
          (b) Annual Incentive. For each fiscal year during the Employment Period, the Executive shall be eligible to participate in an annual incentive plan under terms and conditions no less favorable than other senior executives of the Company; provided that the Executive’s “target” annual incentive opportunity shall be 50% of his Annual Base Salary (or such higher percentage as determined by the Board or a committee thereof from time to time); provided further that the annual incentive for the fiscal year ending February 28, 2010 shall be pro-rated for the period commencing on the Effective Date through and including the end of such fiscal year. The Executive’s payment under the annual incentive plan shall be based on the extent to which the predetermined performance objectives established by the Board or a committee thereof (and acceptable to the Executive) have been achieved; provided that at least one-half of the annual incentive opportunity shall be based on the extent to which the Company achieves pre-established quantitative financial metrics; provided further that the performance objectives may be based on performance during semi-annual, quarterly or shorter measuring periods within the fiscal year. Except as otherwise provided in Section 5(a)(ii) of this Agreement, the Executive must be employed on the last day of the fiscal year to receive payment of any annual incentive earned for that fiscal year. Except as otherwise provided in Section 5(a)(ii), the annual incentive, if earned, will be paid to the Executive by the Company no later than two and one half months after the later of (i) the end of the applicable fiscal year, or (ii) the end of the calendar year in which the fiscal year ends.
          (c) Equity Awards.
               (i) As determined by the Board or a committee thereof, the Executive shall be eligible for grants of equity compensation awards under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, or any successor plan (the “Equity Incentive Plan”) in accordance with the Company’s policies, as in effect from time to time at levels commensurate with other senior executives of the Company.

               (ii) On September 3, 2009, the Company shall grant to the Executive a nonqualified stock option to purchase 1,170,000 shares of the Company’s common stock (the “Stock Option”). The Stock Option shall have an exercise price per share equal to the closing price per share of the Company’s common stock on the date of grant, as reported on the NASDAQ Global Market, and shall otherwise be granted upon the terms, and subject to the conditions, of the Equity Incentive Plan and the award agreement evidencing the grant of the Stock Option, a copy of which is attached as Exhibit B to this Agreement.
          (d) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that the Executive shall be entitled to paid vacation time of no less than four (4) weeks per calendar year (including each partial calendar year during the Employment Period). The Executive shall use such vacation time at such reasonable time or times each year as he may determine.
          (e) Benefits. During the Employment Period, and except as otherwise provided in this Agreement, the Executive shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time; provided that the Company may not take any action that would have the effect of materially reducing the overall value of the Executive’s benefits package as in effect on the Effective Date.
          (f) Expense Reimbursements. The Executive shall be reimbursed for all travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Employment Period in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally, or if none, in accordance with substantiation requirements under applicable law (including the Internal Revenue Code of 1986, as amended (the “Code”)), pertaining to the deductibility of such expenses; provided that, notwithstanding anything contained in those policies to the contrary, (i) the Executive shall receive $2,000 per month, payable on the first day of each month during the Employment Period, for a housing stipend, and (ii) the Executive shall be reimbursed for the cost of his roundtrip, coach class airline tickets (and related ground transportation and parking) for weekly trips actually taken during the Employment Period between Atlanta, Georgia (or, if the Executive is traveling outside of such location in connection with performing his duties under this Agreement, such other location) and New York, New York (or Newark, New Jersey).
     4. Termination of Employment.
          (a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.
          (b) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (as defined below), it may give to the Executive written notice in accordance with Section 14 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the

Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the essential duties of the position held by the Executive by reason of any medically determined physical or mental impairment that lasts for 180 consecutive days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and the Executive or the Executive’s legal representative.
          (c) Cause. The Executive’s employment with the Company may be terminated during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
               (i) the Executive’s continued failure to substantially perform Executive’s employment duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or
               (ii) any act of fraud, material misappropriation, embezzlement or similar material dishonest or material wrongful act by the Executive; or
               (iii) the Executive’s continued abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company or Executive’s use of illegal drugs; or
               (iv) the Executive’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony, or a crime involving moral turpitude; or
               (v) a material breach by the Executive of the covenants set forth in Section 11 hereof that has a material adverse effect on the Company.
No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          (d) Good Reason. The Executive’s employment with the Company may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without the Executive’s consent:
               (i) a material negative and non-temporary change, diminution or reduction in the Executive’s current authority, title, reporting relationship or duties as Chief Executive Officer that has the practical effect of materially diminishing the Executive’s current authority (including as a result of a sale of all or substantially all of the Company’s assets to a third party), or the assignment to the Executive of material duties that are materially and negatively inconsistent with the Executive’s position as Chief Executive Officer, in either case of a magnitude that changes the fundamental character of the Executive’s job as Chief Executive

Officer to such an extent as to constitute a de facto demotion, and in either case excluding for this purpose any action not taken in bad faith and that is remedied by the Company within 10 days after receipt of notice given by the Executive (it being understood that if the Executive does not continue to be the Chief Executive Officer of a public company following a “Change in Control” (as such term is defined in the Equity Incentive Plan), then Good Reason shall be deemed to exist); or
               (ii) the Executive’s removal from the position of Chief Executive Officer of the Company; or
               (iii) The Company requiring the Executive to be based at any office or location more than 50 miles from the location provided in Section 2(c) of this Agreement; or
               (iv) any material reduction in the overall value of the Executive’s compensation and benefits package (including, without limitation, any amendment to the Stock Option or Equity Incentive Plan that has the effect of materially reducing the overall value of the Executive’s compensation and benefits package); or
               (v) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement;
provided, however, that the Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(d) above shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns effective within 90 days after the date of delivery of the notice referred to in clause (x) above.
          (e) End of Employment Period. The Executive’s employment shall terminate automatically upon the third anniversary of the Effective Date.
          (f) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          (g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, 30 days after the date of receipt of the Notice of Termination or any later date specified therein, (iii) if the Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that the Company may, in its sole discretion, make such termination effective on any date, it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date or (vi) if the Executive’s employment is terminated at the end of the Employment Period, the end of the Employment Period.
          (h) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, other than his position on the Board. The Executive shall be treated for all purposes as having so resigned from such positions upon termination of his employment, regardless of when or whether he executes any documentation to effectuate such resignations.
     5. Obligations of the Company Upon Termination.
          (a) Termination by Company without Cause; by Executive for Good Reason; or by Company for Failure to Renew. If (x) the Company terminates Executive’s employment or this Agreement other than for Cause, death or Disability during the Employment Period, (y) the Executive terminates his employment or this Agreement for Good Reason during the Employment Period, or (z) the executive’s employment is terminated on the third anniversary of the Effective Date:
               (i) Accrued Benefits. The Company shall pay to the Executive in a lump sum in cash the sum of (A) the portion of the Executive’s Annual Base Salary earned through the Date of Termination, to the extent not theretofore paid, (B) the amount of any annual incentive that has accrued for a completed fiscal year preceding the Date of Termination, but has not yet been paid to Executive, (C) any accrued but unused vacation pay through the Date of Termination, to the extent not theretofore paid, and (D) the Executive’s business expenses that are reimbursable pursuant to Sections 1(c) and 3(f) but have not been reimbursed by the Company as of the Date of Termination (the sum of the amounts described in clauses (A) through and including (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 14 days after the Date of Termination (or with respect to the accrued annual incentive, such earlier date specified in the applicable plan document).

               (ii) Severance. Subject to Section 6 of this Agreement, the Company shall pay to the Executive:
                    (A) A lump sum payment equal to 150% of his Annual Base Salary, payable within 14 days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms or such later date as required by Section 22 hereof.
                    (B) A lump sum payment equal to the annual incentives, if any, the Executive would have received for the fiscal year during which the Date of Termination occurs (the “Termination Year”) had the Executive remained employed through the conclusion of the Termination Year, without pro-ration, based on the following methodology: (I) the portion of any annual incentive allocated to performance goals measured over a period that commenced on or after the first day of the Termination Year and ended on or before the Date of Termination shall be calculated based on actual performance results with respect to those goals; (II) the portion of any annual incentive allocated to each qualitative performance goal measured over a period that has not ended as of the Date of Termination shall be calculated based on the average achievement level for the goals described in clause (I) of this Section 5(a)(ii)(B); provided that if clause (I) does not apply because there are no such completed measuring periods, then the portion of the annual incentive allocated to each qualitative performance goal shall be based on the average achievement level, if any, for the qualitative goals established for the Executive in the fiscal year immediately prior to the Termination Year; provided further that if there were no qualitative goals established for the Executive for the fiscal year immediately prior to the Termination Year, then the portion of the annual incentive allocated to each qualitative performance goal shall be calculated assuming target level of achievement for each such goal; and (III) the portion of any annual incentive allocated to each quantitative performance goal measured over a period that has not ended as of the Date of Termination shall be calculated as follows: the target for such goal shall be pro-rated based on the number of full calendar months that have elapsed during the Termination Year and prior to the Date of Termination, and the achievement level for such goal shall be based on the extent to which actual performance through the month that ended immediately prior to the month in which the Date of Termination occurs compares to the pro-rated target. Notwithstanding the foregoing, if as of the Date of Termination, the Board or a committee thereof has not established performance goals for the Executive with respect to the Termination Year, then the annual incentive shall be calculated based on the average payout percentage for the annual incentives granted to the Executive in the immediately preceding fiscal year; provided further that if the Date of Termination occurs prior to the end of the fiscal year that includes the Effective Date, then the annual incentives shall be calculated assuming target performance. The payment pursuant to this Section 5(a)(ii)(B) shall be made within 14 days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms and shall be in lieu of any annual incentives that the Executive would have otherwise been entitled to receive under the terms of the annual incentive plans covering the Executive for the Termination Year.
                    (C) The Stock Option (to the extent then outstanding and not already vested) will vest in full.
                    (D) If the Executive is in Atlanta, Georgia (or, if the Executive is traveling outside of such location in connection with performing his duties under this

Agreement, such other location) on the Date of Termination, then the Company shall reimburse the Executive (within 14 days after receipt of an invoice from the Executive) for the cost of a one-way, coach class airline ticket and related ground transportation and parking for travel home to New York, New York; provided that (i) the trip is taken by the Executive within 30 days after the Date of Termination and (ii) the Executive shall have submitted an invoice for such reimbursement at least 90 days after the Date of Termination.
          (b) Other than for Good Reason; Cause. If the Executive shall terminate employment without Good Reason or the Company shall terminate the Executive’s employment for Cause during the Employment Period, then the Company shall pay or provide to the Executive the Accrued Benefits in accordance with Section 5(a)(i) and the other benefits as provided in Sections 5(d), 8 and 9, and shall have no other severance obligations under this Agreement.
          (c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, then the Company shall pay or provide to the Executive or his beneficiary or personal representative, as the case may be, the Accrued Benefits in accordance with Section 5(a)(i) and the other benefits as provided in Sections 5(d) (including accelerated vesting of the Stock Option), 8 and 9, and shall have no other severance obligations under this Agreement.
          (d) Effect on Other Plans, Agreements and Benefits. Subject to the last sentence of this Section 5(d), nothing in Section 5 or elsewhere in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Notwithstanding the foregoing, any severance benefits received by the Executive pursuant to Section 5 of this Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Company or its affiliates (other than a retirement plan or other deferred compensation arrangement, equity award (including the Stock Option), welfare benefit plan or any similar plan or agreement which may contain provisions that become operative on, or that may incidentally refer to accelerated vesting or accelerated payment upon, a termination of the Executive’s employment).
     6. Release Requirement. The compensation and benefits to be provided under Section 5(a)(ii) hereof shall be provided only if the Executive timely executes and does not timely revoke a release of claims in the form attached hereto as Exhibit C (the “Release”). The Release must be signed by the Executive or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within 30 days after the date of the Executive’s termination of employment. Notwithstanding the foregoing and anything in the Release, if any of the designated Releasees as defined in the Release are engaged in active litigation or threatening to commence litigation against Executive in connection with his official duties with the Company or in any way related to the Company at the time of termination of employment and they do not timely execute a mutual release of Executive for such litigation within 15 days of termination of employment, Executive will not be obligated to sign such Release or release such parties and he will still be entitled to full severance payments hereunder. In consideration for such severance payments, Executive agrees to sign a substantially similar Release acceptable to him and the Company that strikes the parties that refuse to release him, provided however, his severance obligations will not be tied to the execution of such release.
     7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay (within 14 days following the Company’s receipt of an invoice from the Executive, subject to Section 22 of this Agreement) at any time from the Effective Date through the Executive’s remaining lifetime, (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive (or his heirs or legal representatives) may reasonably incur as a result of any contest by either Party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or the Executive, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least 20 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     8. Director’s and Officer’s Insurance. The Company shall provide the Executive with reasonable and sufficient Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other senior executives of the Company on the date of this Agreement or at any time thereafter. Such insurance coverage shall continue in effect both during the Employment Period and, while potential liability exists, after the Employment Period ends. The cost of insurance coverage shall be paid by the Company.
     9. Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and by-laws of the

Company and its affiliates (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney fees), losses and damages resulting from the Executive’s performance of his duties and obligations with the Company; provided, however, that the Company shall have no obligation under this Section 9 to indemnify the Executive for any losses and damages to the extent that such losses and damages (a) are determined by a court of competent jurisdiction in a final judgment or (b) are determined by arbitration, pursuant to Section 12 of this Agreement, to have resulted from (i) the willful misconduct of the Executive in his performance of his duties hereunder, (ii) any knowing and willing violation of law by the Executive in his performance of his duties hereunder, or (iii) a material breach of the terms of this Agreement by the Executive that has a material adverse effect on the Company. This Section 9 shall survive any termination of employment.
     10. Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments to which the Executive is or may become entitled, constitute “excess parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), then the Executive shall be responsible for the payment of such excise taxes and the Company (and its successor) shall he responsible for any loss of deductibility thereto; provided, however, that the Company and the Executive shall cooperate with each other and use commercially reasonable efforts to minimize, to the greatest extent possible (but subject to applicable law, including Section 409A of the Code), the amount of excise taxes imposed under Section 4999 of the Code by virtue of Section 280G of the Code. The determination of the amount of any such excise taxes shall be made by an independent accounting firm or other advisor as may be mutually acceptable to the Company and the Executive, such costs to be paid by the Company.
     11. Covenants.
          (a) Confidential Information. During the Employment Period and thereafter, the Executive shall not use or disclose any Confidential Information (as defined below), except on behalf of the Company in furtherance of the Executive’s good faith performance of his duties during the Employment Period and with due regard to Executive’s fiduciary duties to the Company. “Confidential Information” means information concerning the Company and its business that is not generally known outside of the Company, and includes (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and processes of the Company; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and the Company’s cost information; (vi) the Company’s personnel data; (vii) the Company’s business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Executive; (B) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (C) the Executive is required to disclose by applicable law, regulation or legal process (in which event the Executive will give the Company prompt notice of such legal process in order to permit the Company to seek appropriate protective orders). The Executive shall deliver to the Company at the termination of employment upon reasonable request by the Company all memoranda, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company which he may then possess or have under his control. The Executive’s obligations under this Section 11(a) are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles, and federal, state or local law. For purposes of this Section 11, the term “Company” means the Company, its affiliates, and their respective predecessors.
          (b) Assistance. During and after the Employment Period, the Executive shall assist in the defense of any claims, or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and shall assist in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment. The Executive shall promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also shall promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company (or their actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation unless otherwise advised by counsel not to do so. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. The Company agrees to (i) reimburse the Executive for all of the Executive’s out-of-pocket expenses associated with any services performed under this Section 11(b), including travel expenses, food, lodging and any attorneys’ fees incurred during his lifetime or if later, the 30-year period following the Date of Termination, and (ii) pay a reasonable per diem fee to the Executive for any services performed under this Section 11(b) after the Date of Termination, with such per diem based on a rate at least as favorable as his rate of Annual Base Salary on the Date of Termination and payable within 14 days after such services are performed. Any services or assistance contemplated in this Section 11(b) shall be at mutually agreed to and convenient times.
          (d) Enforcement. Because the Executive’s services are unique and because the Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of Section 11(a) hereof were not performed in accordance with its specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company shall be entitled, in addition to other rights and remedies existing in its favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
     12. Arbitration. Any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to this Agreement shall be finally determined by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall take place in Atlanta, Georgia. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. Judgment upon any award rendered may be entered in any court of competent jurisdiction. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of injunctive relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The parties agree that: (a) any notice of arbitration must be filed within 30 days after the date when the dispute or controversy arose; and (b) the costs of the arbitration shall be paid by the Company (within 14 days following the Company’s receipt of an invoice from the Executive, subject to Section 22 of this Agreement), including food, travel and lodging incurred by the Executive or his heirs or legal representatives in connection with the arbitration during his lifetime (or, if longer, through the 20th anniversary of the Effective Date). In order to comply with Section 409A of the Code, in no event shall the payments by the Company under Section 12(b) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred; provided that the Executive shall have submitted an invoice for such the expenses at least 20 days before the end of the calendar year next following the calendar year in which such expenses were incurred.
     13. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.
          (b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing (and deliver a copy to the Executive) and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     14. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested, with a copy via facsimile, as follows:
If to the Executive:
Mr. Christopher J. Davino
409 Osprey Lane
Brielle, New Jersey 08730
Fax: 404.806.6260

With a copy to:
Beth Rosen, Esq.
409 Osprey Lane
Brielle, New Jersey 08730
Fax: 732.957.8550
If to the Company or any affiliate:
Premier Exhibitions, Inc.
3340 Peachtree Road, Suite 2250
Atlanta, Georgia 30326
Attention: Chairman of the Board
Fax: 404.842.2626
With a copy to:
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attn: Richard S. Heller, Esq.
Fax: 212.344.6101
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     15. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party. Failure to enforce or delay in the enforcement in any breach of a provision hereunder shall not constitute a waiver of such breach.
     16. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
     17. Survival. Subject to any limits on applicability contained therein, Sections 4(h), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 18, 21 and 22 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
     18. Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     19. Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

     20. Counterparts. This Agreement may be executed in separate facsimile or electronic counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     21. Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the state courts in Fulton County, Georgia and the federal courts in the Northern District of Georgia in any court action or proceeding brought with respect to or in connection with this Agreement.
     22. Compliance with Section 409A.
          (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
          (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
          (d) Any taxable benefits or payments provided under Section 5 of this Agreement are intended to be separate payments that qualify for the “short-term deferral”

exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. If none of these exceptions (or any other available exception) applies, then notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of termination shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), within 30 days after the first business day that is more than six months after the date of his separation from service (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).
          (e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(Signatures are on the following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PREMIER EXHIBITIONS, INC.
By:	/s/ Robert A. Brandon
Robert A. Brandon
	Title:	Deputy General Counsel

EXECUTIVE
/s/ Christopher J. Davino
Christopher J. Davino

EXHIBIT A
APPROVED SERVICE
     Pursuant to Section 2(b) of the Agreement, the following service of the Executive is hereby approved as of the Effective Date:
Service as a director on the board of directors of Hirsh International Corp. and the board of directors of Pendum Inc.

Exhibit A-1

EXHIBIT B

PREMIER EXHIBITIONS, INC.
2009 EQUITY INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
Notice of Stock Option Grant
     Premier Exhibitions, Inc., a Florida corporation (the “Company”), grants to the Participant named below, in accordance with the terms of the Premier Exhibitions, Inc. 2009 Equity Incentive Plan (the “Plan”) and this Nonqualified Stock Option Agreement (the “Agreement”), an option (the “Option”) to purchase the number of Shares at the exercise price per share (“Exercise Price”) as follows:

Name of Participant:	Christopher J. Davino
Number of Shares:	1,170,000 Shares
Exercise Price:	$0.69 per share
Date of Grant:	September 3, 2009
Terms of Agreement
     1. Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant as of the Date of Grant the Option to purchase the number of Shares at the Exercise Price as set forth above. This Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.
     2. Vesting of Option.
          (a) Unless and until terminated as hereinafter provided, the Option shall vest and become exercisable if the Participant shall have remained in the continuous employ of the Company or a Subsidiary through the vesting dates set forth below with respect to the portion of Shares set forth next to such date:

Portion of Shares Vested
Vesting Date	and Exercisable
August 28, 2010	1/3

August 28, 2011	1/3

August 28, 2012	1/3
          (b) Notwithstanding the provisions of Section 2(a), the Option will become immediately exercisable in full if, prior to the date the Stock Option becomes fully vested and

Exhibit B-1

exercisable pursuant to Section 2(a), and while the Participant is in the employ of the Company and its Subsidiaries, the Participant dies or becomes disabled (defined by reference to the Employment Agreement between the Participant and the Company dated as of September 3, 2009, as the same may be amended from time to time by the parties (the “Employment Agreement”)) or a Change in Control occurs.
          (c) In addition, the Option will vest in accordance with the terms of Section 5(a) of the Employment Agreement, if and to the extent the applicable provisions under Section 5(a) of the Employment Agreement are triggered.
          (d) For purposes of this Agreement, the continuous employment of the Participant with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence or layoff approved by the Committee.
     3. Forfeiture of Option. To the extent that the Option has not yet vested pursuant to Section 2 above, it shall be forfeited automatically without further action or notice if the Participant ceases to be employed by the Company and its Subsidiaries prior to the Vesting Date other than as provided in Section 2(b) or (c).
     4. Exercise of Option.
          (a) To the extent that the Option becomes vested and exercisable in accordance with this Agreement, it may be exercised in whole or in part from time to time by written notice to the Company or its designee stating the number of Shares for which the Option is being exercised (which number must be a whole number), the intended manner of payment, and such other provisions as may be required by the Company or its designee. The Option may be exercised, during the lifetime of the Participant, only by the Participant, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and court supervision. If the Participant dies before the expiration of the Option, all or part of this Option may be exercised (prior to expiration) by the personal representative of the Participant or by any person who has acquired this Option directly from the Participant by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon the Participant’s death.
          (b) The Exercise Price is payable (i) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, (ii) by surrender of Shares (including by attestation) owned by the Participant having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) a cashless broker-assisted exercise that complies with all Applicable Laws, or (iv) by a combination of the foregoing methods.
     5. Term of Option. The Option will terminate on the earliest of the following dates:

Exhibit B-2

          (a) One year after the Participant ceases to be an employee of the Company or any Subsidiary as a result of his death or permanent disability (defined by reference to the Company’s long-term disability plan covering the Participant);
          (b) Two years after the Participant’s employment terminates under the circumstances described in Section 5(a) of the Employment Agreement (such period to be tolled pending final determination of any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to the Employment Agreement);
          (c) Ninety days after the Participant ceases to be an employee of the Company or any Subsidiary for any reason other than as described in Section 5(a) or 5(b) herein (such period to be tolled pending final determination of any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to the Employment Agreement); or
          (d) The tenth anniversary of the Date of Grant.
          Notwithstanding the foregoing provisions of this Section 5, the period during which the Option can be exercised after a termination of employment subject to Sections 5(a), (b), or (c) above will automatically be extended if, on the scheduled expiration date of such Option as set forth above, the Participant cannot exercise the Option because such an exercise would violate an applicable Federal, state, local, or foreign law; provided, however, that such period shall not extend beyond the earlier of (i) thirty days after the exercise of the Option first would no longer violate an applicable Federal, state, local, and foreign law, or (ii) the tenth anniversary of the Date of Grant.
     6. Delivery of Shares. Subject to the terms and conditions of this Agreement, Shares shall be issuable to the Participant as soon as administratively practicable following the date the Participant (a) exercises the Option in accordance with Section 4 hereof, (b) makes full payment to the Company or its designee of the Exercise Price and (c) makes arrangements satisfactory to the Company (or any Subsidiary, if applicable) for the payment of any required withholding taxes related to the exercise of the Option. The Participant shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares until such Shares have been issued to the Participant in accordance with this Section 6.
     7. Transferability. The Option may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant; provided, however, that the Participant’s rights with respect to such Option may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Option.
     8. Taxes and Withholding. The Participant is responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and the Participant must promptly pay to the Company (or a Subsidiary, if applicable) any such taxes. The Company and its Subsidiaries are authorized to deduct from any payment owed to the Participant any taxes required to be withheld with respect to the exercise of the Option, including

Exhibit B-3

social security and Medicare (FICA) taxes and federal, state, local or other income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. In lieu of all or any part of a cash payment, the Participant may elect, in accordance with procedures established by the Company, to have the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option having a Fair Market Value equal to the minimum amount required to be withheld. Any fractional Share amount due relating to such tax withholding will be rounded up to the nearest whole Share and the additional amount will be added to the Participant’s federal withholding.
     9. Compliance with Law. The Company shall comply with all applicable federal and state securities laws and listing requirements of the NASDAQ Global Market or any other national securities exchange, as applicable, with respect to the Option.
     10. Adjustments. The Exercise Price and the number and kind of shares of stock covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.
     11. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent unless otherwise provided in the Plan.
     12. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     13. Relation to Plan. The Option granted under this Agreement and all the terms and conditions hereof are subject to the terms and conditions of the Plan and the Employment Agreement. This Agreement, the Employment Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern (and in the event of any inconsistency between this Agreement or the Plan and the Employment Agreement, the Employment Agreement shall govern). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant or exercise of the Option. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons.
     14. Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

Exhibit B-4

     15. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.
     16. Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
     17. Use of Participant’s Information. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. The Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.
     18. Electronic Delivery. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan; provided that written copies of any and all materials referred to above will be delivered to the Participant in accordance with the provisions of Section 14 of the Employment Agreement at no charge. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(Signatures are on the following page)

Exhibit B-5

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement, as of the Date of Grant.

PREMIER EXHIBITIONS, INC.

By:
Name:
Title:
     The undersigned hereby acknowledges receipt of a copy of the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the Option on the terms and conditions set forth herein and in the Plan.

Participant

Date:

Exhibit B-6

EXHIBIT C

MUTUAL RELEASE OF CLAIMS
     This MUTUAL RELEASE OF CLAIMS (the “Release”) is executed by Christopher J. Davino (the “Executive”) and Premier Exhibitions, Inc. (together with its successors, the “Company”).
     In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Employment Agreement between the Executive and the Company dated as of September 3, 2009 (the “Employment Agreement”), the Executive hereby agrees as follows:
     (a) Subject to paragraph (e) below, the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates and their respective current and former officers, directors and employees in their official capacities (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its affiliates, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now has, or may have in the future against each or any of the Releasees (collectively “Executive/Releaser Actions”) arising on or before the date hereof relating to the Executive’s employment with the Company and its affiliates. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Releasees. Notwithstanding anything to the contrary, this paragraph shall not apply to: (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by any Releasee (including any criminal act of fraud or theft committed by such Releasee); (ii) any act of fraud or theft committed by any Releasee; (iii) any Releasee’s continuing obligations under the Employment Agreement, including but not limited to any Releasee’s obligations to provide insurance coverage for and indemnification to Executive as set forth under Section 8 entitled “Director’s and Officer’s Insurance” and Section 9 entitled “Indemnification”; or (iii) any Releasee that is threatening litigation against Executive, actively engaged in litigation against Executive or threatening or actively defaming Executive’s reputation unless said Releasee signs a separate release substantially similar to this Release and releasing Executive for any asserted claims provided that payment of severance obligations under the Employment Agreement shall not be conditioned to the signing of such separate release.

Exhibit C-1

     (b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 14 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof or any longer period required under applicable state law, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the provisions of Section 5(a)(ii) of the Employment Agreement and Section 2(b)(ii) of the Nonqualified Stock Option Agreement attached as Exhibit B to the Employment Agreement shall be null and void and of no further force or effect.
     (c) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification (including the rights set forth in Section 9 of the Employment Agreement) and directors and officers liability insurance coverage (including the rights set forth in Section 8 of the Employment Agreement) to which he was entitled immediately prior to                      with regard to his service as an officer or director of the Company or other fiduciary capabilities; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit or welfare plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Sections 5 and 11(b) of the Employment Agreement, which are intended to survive termination of employment; (iv) any claims or rights that cannot be waived by law, including the right to file an administrative charge for discrimination; or (v) the Executive’s rights as a shareholder of the Company.
     (d) In the event that the Executive exercises his right to file an administrative charge for discrimination, he understands that he is entitled to no pay, benefits, compensation or relief of any type from the Company and its affiliates as a result of such filing.
     (e) The Company, on behalf of itself and the other Releasees, also agrees that they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive and all Releasers from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, that any Releasee had, now has, or may have in the future against the Executive and the other Releasers arising on or before the date hereof and arising out of or relating to the Executive’s employment relationship or the termination of that relationship with the Company and/or its affiliates, except that this paragraph shall not apply to: (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive’s employment with the Company or its affiliates or thereafter prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of

Exhibit C-2

funds or embezzlement or any other criminal action); (ii) any act of fraud or material theft committed by the Executive in connection with his employment with the Company or thereafter prior to the execution date of this Release; or (iii) the Executive’s continuing obligations under the Employment Agreement. Notwithstanding anything herein to the contrary, the releases provided in paragraph (a) above shall not apply to any Releasee who fails to abide by the releases set forth in this paragraph (e). This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employment Retirement Income Security Act of 1974, Title VII if the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the American Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive (and/or the Releasers) and any of the Releasees.
     (f) Notwithstanding anything herein to the contrary, if in connection with any bankruptcy, receivership, assignment for the benefit of creditors or other insolvency proceeding commenced by or against the Company, the Executive is required to disgorge as an avoidable preference or fraudulent conveyance all or any portion of the severance benefits payable to him under the Employment Agreement, then the Executive thereafter shall be entitled to file a claim against the Company for all such severance benefits less only that portion, if any, of such severance benefits he retained and Executive may participate pro rata with all other similarly situated claimants under a plan of reorganization, liquidation or other dissolution, including but not limited to all recovery from any and all claims held by litigation trustee or the Company on behalf of creditors, regardless of whether they are recovered from any Releasee.
     (g) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     (h) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
     (i) This Release shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.
     (j) This Release inures to the benefit of the Company and its affiliates and their respective successors and assigns.
     (k) No modifications or amendments of this Release shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

Exhibit C-3

     This MUTUAL RELEASE OF CLAIMS is executed by the Executive and the Company on                     .

Christopher J. Davino

PREMIER EXHIBITIONS, INC.

By:
Name:
Title:

Exhibit C-4